Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 27th day of May, 2014 by and among BRE Del GP LLC (“BRE GP”) and BRE Del LP LLC (“BRE LP”), each a Delaware limited liability company (each a “Seller” and collectively, the “Sellers”), and SHR Del Partners, LP, a Delaware limited partnership (“Purchaser”).

BACKGROUND

WHEREAS, Sellers and Purchaser are partners of BSK Del Partner L.P., a Delaware limited partnership (the “Partnership”) pursuant to the terms of that certain Limited Partnership Agreement of the Partnership dated as of February 4, 2011 (the “Partnership Agreement”), among Sellers and Purchaser.

WHEREAS, BRE GP desires to sell to Purchaser, and Purchaser desires to purchase from BRE GP, all of BRE GP’s general partnership interests in the Partnership (the “GP Interest”), on the terms and conditions set forth in this Agreement.

WHEREAS, BRE LP desires to sell to Purchaser, and Purchaser desires to purchase from BRE LP, all of BRE LP’s limited partnership interests in the Partnership (the “LP Interest”’ together with the GP Interest, collectively, the “Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SALE, PURCHASE PRICE, CLOSING

1.1 Sale of Interests. (a) On the Closing Date, pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, the Interests free and clear of all liens, encumbrances, pledges, security interests or charges of any kind or nature whatsoever (other than the obligations and restrictions set forth in the Partnership Agreement). Notwithstanding the foregoing, and subject to the conditions set forth in this Agreement, Purchaser may elect to have an affiliate of Purchaser accept the GP Interest directly from BRE GP, in which event BRE GP shall sell, convey, transfer and deliver the GP Interest to Purchaser’s affiliate designee at the Closing. If Purchaser so elects, Purchaser shall nevertheless remain obligated to deliver one hundred percent (100%) of the Purchase Price to Sellers at the Closing, on the terms and subject to the conditions set forth in this Agreement.

(b) The transfer of the Interests shall include the transfer of all Interest-Related Rights. For purposes of this Agreement, “Interest-Related Rights”

means all of the Sellers’ right, title and interest in, to and under the Partnership and the Partnership Agreement including, without limitation, all of Sellers’ right, title and interest in, to and under all (i) distributions after the Closing Date of profits and income of the Partnership, (ii) capital distributions after the Closing Date from the Partnership, (iii) distributions after the Closing Date of cash flow by the Partnership, (iv) property of the Partnership to which either Seller now or in the future may be entitled, (v) other claims which either Seller now has or may in the future acquire against the Partnership and its property, (vi) proceeds of any liquidation upon the dissolution of the Partnership and winding up of its affairs, (vii) other rights of Sellers to receive any distributions or other payments of any kind whatsoever from or in respect of the Partnership or in any way derived from the Hotel or from the ownership or operation thereof after the Closing Date, whether any of the above distributions consist of money or property, and (viii) all other rights, benefits and obligations of Sellers as a partner in the Partnership including, without limitation, rights to reports and accounting information; provided, however that the Interest-Related Rights shall not include the proceeds of the sale of the Interests contemplated hereby, and the transfer of the Interest-Related Rights shall be subject to the provisions of Section 7.16(b) of this Agreement.

1.2 Purchase Price. The purchase price for the Interests is $210,000,000.00 (the “Purchase Price”). The Purchase Price shall not be subject to any proration or adjustment. The parties agree that the Partnership shall not make any distribution to any Seller or Purchaser between the date hereof and the Closing. All cash held by the Partnership shall be retained by Purchaser following the Closing. The Purchase Price shall be paid by Purchaser to Sellers in cash at Closing, by wire transfer of immediately available funds to an account specified in writing by Sellers.

1.3 Closing. The closing of the sale and purchase of the Interests (the “Closing”) shall take place on the date two business days following the date on which all of the conditions set forth in Article III have been satisfied or waived (the “Closing Date”). The Closing shall be held at 12:00 P.M. at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other location agreed upon by the parties hereto, or in escrow with all documents and funds delivered to an escrow agent mutually acceptable to the parties. The Parties agree that the Closing and the delivery of documents at the Closing may be effected remotely by means of an exchange of facsimile signatures or electronically scanned copies of original or facsimile signatures as mutually agreed by the Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Seller Representations and Warranties. Each of the Sellers hereby represents and warrants to Purchaser on a joint and several basis, as follows (it being agreed that the provisions of this Section 2.1 shall survive the Closing, but not the termination of this Agreement):

(a) Capacity; Authority; Validity. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all necessary limited liability company power and authority to enter into this Agreement, to perform the obligations to be performed by Seller hereunder and to consummate the transactions contemplated hereby. This Agreement, the sale of the Interests and the consummation by Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Sellers. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any term or provision of, or constitute a default or violation under or accelerate performance under (i) the certificate of formation, limited liability company agreement or any other organizational or governing documents of either Seller, (ii) any material agreement, contract or instrument to which either Seller is a party or (iii) any law or order to which either Seller is subject or otherwise bound.

(c) Consents, Filings, etc. Other than (i) any consent or approval which may be required under the terms of the Partnership Agreement, (ii) the Lender Notice, (iii) the Lender’s acceptance of the Additional Insolvency Opinion and (iv) such consents and approvals as have been made or obtained, the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby will not require any filing, consent or approval under the certificate of formation, limited liability company agreement or any other organizational or governing documents of either Seller, or any other material contract, agreement or instrument to which either Seller is a party.

(d) Title to Interests. The GP Interest is wholly-owned legally and beneficially by BRE GP, free and clear of all liens, encumbrances, pledges, security interests or charges of any kind (other than pursuant to the Partnership Agreement). The LP Interest is wholly-owned legally and beneficially by BRE LP, free and clear of all liens, encumbrances, pledges, security interests or charges of any kind (other than pursuant to the Partnership Agreement). Other than pursuant to the Partnership Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase, dispose of or encumber all or any portion of the Interests.

(e) Compliance with Securities Laws. Neither Sellers nor anyone acting on Sellers’ behalf has offered to sell the Interests by means of any general solicitation or general advertising.

(f) No Lawsuits. There is no lawsuit, proceeding or investigation pending or, to the knowledge of Sellers, threatened in writing, against either Seller that would prevent or delay consummation of the transactions contemplated hereby or would materially and adversely affect either Seller’s title to the Interests. There is no action or suit by either Seller pending or threatened against others relating to the Interests or the Partnership. Schedule 2.1(f) attached hereto sets forth a complete list of all lawsuits filed after February 4, 2011 (the “BRE Acquisition Date”) currently pending against or with respect to the Partnership or any of its subsidiaries as depicted on Exhibit A attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”) as of the date hereof, for which Sellers have received written notice.

(g) Anti-Corruption. The execution and delivery of this Agreement by Sellers and their performance and compliance with the terms of this Agreement will not violate the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2012, or, where applicable, the legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruptions Laws”) or any other law, regulation, administrative decree or order to which either Seller is subject.

(h) Compliance with Laws. Since the BRE Acquisition Date, Sellers have not received any written notification from any governmental authority alleging any liability under or violation of any law or order by the Partnership, any of its Subsidiaries or the Hotel.

(i) Organizational Matters. Except as set forth on Schedule 2.1(i) attached hereto, the Partnership Agreement and the organizational documents of its Subsidiaries have not been amended by BRE GP since the BRE Acquisition Date. Since the BRE Acquisition Date, BRE GP has not caused the Partnership nor any of its Subsidiaries to issue any partnership interests, limited liability company interests, shares of capital stock or any subscriptions, options, warrants, phantom rights, appreciation rights, profit participation rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity securities of, or interests in, the Partnership or any of its Subsidiaries. Since the BRE Acquisition Date, BRE GP has not caused the shares of capital stock, limited liability company interests, partnership interests and other equity securities of the Subsidiaries to be transferred, sold or pledged (other than pursuant to the terms of the Mortgage Loan, the Mezzanine A Loan and the Mezzanine B Loan).

(j) Business Activities. Since the BRE Acquisition Date, BRE GP has not caused the Partnership nor any of its Subsidiaries to engage in any business, activities or operations other than the management, ownership, leasing and operation of the Hotel, the ownership of the shares of capital stock, limited liability company interests, partnership interests and other equity securities of the Subsidiaries of the Partnership, and activities incident thereto.

(k) Material Agreements. Except as set forth on Schedule 2.1(k) attached hereto, BRE GP has not executed any amendments to the Mortgage Loan Agreement or Mezzanine Loan Agreements on behalf of the Partnership or its Subsidiaries since March 8, 2013. Since August 1, 2013, BRE GP has not executed any amendments to the Management Agreement on behalf of the Partnership or its

Subsidiaries. Since the BRE Acquisition Date, Sellers have not received any written notice of default under the Mortgage Loan, the Mezzanine A Loan, the Mezzanine B Loan or the Management Agreement. Sellers have provided to Purchaser a complete copy of each written agreement legally binding upon the Partnership or any of its Subsidiaries that was executed by BRE GP on behalf of the Partnership or its Subsidiaries since the BRE Acquisition Date and that involves annual payments in excess of $500,000.

(l) Liabilities. As of the date hereof, BRE GP has not caused the Partnership or its Subsidiaries to incur any indebtedness for borrowed money other than the Mortgage Loan, the Mezzanine A Loan and the Mezzanine B Loan.

2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers, as follows (it being agreed that the provisions of this Section 2.2 shall survive the Closing, but not the termination of this Agreement):

(a) Capacity; Authority; Validity. Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary power and authority to enter into this Agreement, to perform the obligations to be performed by Purchaser hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary actions of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Restrictions. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will conflict with or result in a material breach of any term or provision of, or constitute a default or violation under or accelerate performance under (i) the certificate of formation, partnership agreement or any other organizational or governing documents of Purchaser, (ii) any agreement, contract or instrument to which Purchaser is a party or (iii) any law or order to which Purchaser is subject or otherwise bound.

(c) Consents, Filings, etc. Other than (i) any consent or approval which may be required under the terms of the Partnership Agreement, (ii) to the extent the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and/or the Mezzanine B Loan Agreement were amended by BRE GP as the general partner of the Partnership following March 8, 2013, any consents that may be required under the terms of the Mortgage Loan, Mezzanine A Loan or Mezzanine B Loan, (iii) the Lender Notice, (iv) the Lender’s acceptance of the Additional Insolvency Opinion and (iv) such consents and approvals as have been made or obtained, the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby will not require any filing, consent or approval under Purchaser’s organizational or governing documents, or any other material contract, agreement or instruments to which Purchaser is a party.

(d) No Lawsuits. There is no lawsuit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser that would prevent or delay consummation of the transactions contemplated hereby or would materially and adversely affect the Interests. There is no action or suit by Purchaser pending or threatened against others relating to the Interests or the Partnership.

(e) Accredited Investor. Purchaser is an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or has such knowledge and experience in financial matters as to be capable of evaluating the risks and merits of any investment in the Interests. Purchaser is acquiring the Interests for its own account for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act. Purchaser understands that resale of the Interests may be subject to restrictions in the Partnership Agreement and compliance with all applicable securities laws.

(f) Anti-Corruption. The execution and delivery of this Agreement by Purchaser and its performance and compliance with the terms of this Agreement will not violate any Anti-Corruption Laws or any other law, regulation, administrative decree or order to which it is subject.

2.3 Covenant of Purchaser. Strategic Hotels & Resorts, Inc. (“Strategic”), the indirect parent of Purchaser, shall use its commercially reasonable efforts to receive at least $210,000,000 of cash proceeds, net of all fees and expenses associated therewith, on or prior to June 13, 2014, from a public sale of shares of its capital stock.

ARTICLE III

CONDITIONS PRECEDENT TO CLOSING

3.1 Conditions Precedent to Sellers’ Obligations. The obligations of Sellers to consummate the transfer of the Interests to Purchaser or its designee on the Closing Date is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) Purchaser shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Interests or the consummation of any other transaction contemplated hereby.

(d) No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Interests or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

(e) Sellers shall have received all of the documents required to be delivered by Purchaser under Section 4.1.

(f) Sellers shall have received evidence that the Additional Insolvency Opinion required to be delivered under Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements has been accepted by the Mortgage Lender, Mezzanine Lenders and Approved Rating Agencies, as applicable.

(g) Sellers shall have received the Purchase Price in accordance with Section 1.2.

3.2 Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to purchase the Interests on the Closing Date is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

(b) Sellers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Sellers on or before the Closing.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Interests or the consummation of any other transaction contemplated hereby.

(d) No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Interests or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

(e) Purchaser shall have received evidence that the Additional Insolvency Opinion required to be delivered under Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements has been accepted by the Mortgage Lender, Mezzanine Lenders and Approved Rating Agencies, as applicable.

(f) Purchaser shall have received all of the documents required to be delivered by Seller under Section 4.2.

(g) There shall not have occurred any fire or other material casualty that causes damage to the Hotel or any portion thereof that costs in excess of $15,000,000.00 to repair.

(h) Subject to Section 2.3, Strategic shall have raised at least $210,000,000 of cash proceeds, net of all fees and expenses associated therewith, from a public sale of shares of its capital stock.

ARTICLE IV

CLOSING DELIVERIES.

4.1 Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver the following documents:

(a) an assignment and assumption of Interests (the “Interest Assignment”) in substantially the form of Exhibit B, duly executed by Purchaser and/or its designee;

(b) a duly executed and sworn secretary’s certificate from Purchaser certifying that Purchaser has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(c) an executed and acknowledged incumbency certificate from Purchaser certifying the authority of the officers of Purchaser to execute this Agreement and the other documents delivered by Purchaser to Sellers at the Closing;

(d) an executed notice to the Mortgage Lender and Mezzanine Lenders required to be delivered under Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements (the “Lender Notice”); and

(e) evidence that the Additional Insolvency Opinion required to be delivered under Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements has been accepted by the Mortgage Lender, Mezzanine Lenders and Approved Rating Agencies, as applicable.

4.2 Seller Closing Deliveries. At the Closing, Sellers shall deliver the following documents:

(a) The Interest Assignment with respect to the Interests, duly executed by each Seller;

(b) a duly executed and sworn secretary’s certificate from each Seller certifying that each Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(c) an executed and acknowledged incumbency certificate from Seller certifying to the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Purchaser at the Closing;

(d) a duly executed affidavit of Seller certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended;

(e) the Lender Notice; and

(f) evidence that the Additional Insolvency Opinion required to be delivered under Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements has been accepted by the Mortgage Lender, Mezzanine Lenders and Approved Rating Agencies, as applicable.

ARTICLE V

MORTGAGE LOAN AND MEZZANINE LOANS

5.1 Mortgage Loan and Mezzanine Loan; Guaranty Release.

(a) Purchaser acknowledges that at the Closing, the Partnership’s interest in the Hotel will be encumbered by the Mortgage Loan, the Mezzanine A Loan and the Mezzanine B Loan. Purchaser and Sellers covenant and agree to comply with the requirements of the Mortgage Loan, the Mezzanine A Loan and the Mezzanine B Loan, if any, for the transaction contemplated pursuant to this Agreement to be deemed not to be a “Transfer” under each of the Mortgage Loan Agreement, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement. Sellers and Purchaser shall execute and deliver such information and documents, if any, as is required or reasonably requested by Mortgage Lender, Mezzanine A Lender, Mezzanine B Lender and/or any applicable rating agencies to effect the transaction contemplated pursuant to this Agreement.

(b) Without limiting the forgoing, Sellers and Purchaser shall each use commercially reasonable efforts to (i) deliver the Lender Notice within 30 days of the Closing Date and (ii) deliver the Additional Insolvency Opinion in accordance with Section 5.2.10(d) of the Mortgage Loan Agreement and Mezzanine Loan Agreements.

ARTICLE VI

DEFAULT

6.1 Purchaser Default.

(a) This Agreement may be terminated by Sellers in its entirety on or after June 17, 2014, if (i) any of the conditions precedent to Seller’ obligations set forth in Section 3.1 have not been satisfied or waived by Seller as of such date or (ii) there is a material breach or default by Purchaser in the performance of its obligation to purchase the Interests under this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 6.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 6.1(c).

(c) In the event Seller terminates this Agreement pursuant to Section 6.1(a) as a result of a material breach or default by Purchaser in the performance of its obligations under this Agreement, then Purchaser shall pay $250,000.00 to the Sellers, by wire transfer of same day funds, within two (2) business days of such termination, and this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except for those provisions hereof which by their terms expressly survive the termination of this Agreement. In lieu of terminating this Agreement, in the event of a material breach or default by Purchaser in the performance of its obligations hereunder, Seller may seek to specifically enforce the terms and conditions of this Agreement.

6.2 Seller Default. (a) This Agreement may be terminated by Purchaser in its entirety on or after June 17, 2014, if (i) any of the conditions precedent to Purchaser’s obligations set forth in Section 3.2 have not been satisfied or waived by Purchaser on or prior to such date or (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement. In lieu of terminating this Agreement, in the event of a material breach or default by Seller in the performance of its obligations hereunder, Purchaser may, as its sole and exclusive remedy, seek to specifically enforce the terms and conditions of this Agreement. If Purchaser elects to terminate this Agreement, Purchaser agrees to, and does hereby, waive all other remedies against Seller which Purchaser might otherwise have at law or in equity by reason of such default by Seller.

(b) In the event this Agreement is terminated pursuant to Section 6.2(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except for those provisions hereof which by their terms expressly survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Transaction Costs. Except as otherwise expressly provided in this Agreement, each of Sellers and Purchaser will pay its own costs and expenses (including attorneys’ fees) in connection with this Agreement and the transactions contemplated hereby. Sellers, on the one hand, and Purchaser, on the other hand, each shall be responsible for and shall pay fifty percent (50%) of any state or local transfer taxes due and payable arising under this Agreement. Purchaser shall be responsible for all costs imposed by the Mortgage Lender, Mezzanine Lenders and Approved Rating Agencies in connection with the sale of the Interests to Purchaser and the cost of the Additional Insolvency Opinions. The provisions of this Section 7.1 shall survive the Closing, but not the termination of this Agreement.

7.2 Brokers. Each party hereby represents and warrants to the other party hereto that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each party hereby agrees to indemnify, protect, defend and hold the other party hereto harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements at the investigative, trial and appellate levels) and charges resulting from such party’s breach of the foregoing representation in this Section 7.2. The provisions of this Section 7.2 shall survive the Closing or termination of this Agreement.

7.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party without the prior written consent of the other party hereto.

7.4 Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, which may have been made or entered into by the parties hereto relating to the matters contemplated hereby, and, together with the Interest Assignment, constitutes the entire agreement of the parties. Except as expressly set forth in this Agreement and the Interest Assignment, no party hereto is making any representations or warranties, express or implied, as to such party, the Partnership or the Interests.

7.5 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

7.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its successors and permitted assigns.

7.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.

7.9 Submission to Jurisdiction. Purchaser and each Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchaser and Seller irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. If any litigation is commenced by any party hereto under this Agreement, all third party fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation shall be reimbursed by the losing party; provided, that, if a party to such litigation prevails in part, and loses in part, the court presiding over such litigation shall award a reimbursement of the third party fees, costs and expenses incurred by such party on an equitable basis.

7.10 Cooperation and Further Assurances. Sellers and Purchaser agree to execute any further instruments or perform any acts which are or may become reasonably necessary to carry out the intent of this Agreement. The provisions of this Section 7.10 shall survive the Closing, but not the termination of this Agreement.

7.11 Severability. Each provision of this Agreement shall be considered separable, and if, for any reason, any provision or provisions hereof are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

7.12 Headings. Section titles are for convenience of reference only and shall not control or alter the meaning of this Agreement set forth in the text.

7.13 Tax Matters. The parties agree that the purchase and sale of the Interests will result in a termination of the Partnership for U.S. federal and any other applicable income tax purposes on the Closing Date. The allocation of income and deduction to Seller, and all other tax reporting or other tax matters for the taxable year of the Partnership ending on the Closing Date, and all prior taxable years, shall be in accordance with the terms and conditions of the Partnership Agreement, and such provisions shall survive the Closing

Date to the extent required to implement the intent of this provision. Each party hereto shall cooperate, as and to the extent reasonably requested by the other party hereto, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to state or federal income, sales, gross and other taxes which relate to the ownership, sale and/or transfer of Sellers’ Interests hereunder, all at the sole cost of such requesting party. The provisions of this Section 7.13 shall survive the Closing, but not the termination of this Agreement.

7.14 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (a) personally delivered, (b) delivered by express mail, Federal Express or other comparable overnight courier service, or (c) faxed (and confirmed by telephone), as follows:

To Purchaser:

Strategic Hotels & Resorts, Inc.

200 West Madison, Suite 1700

Chicago, Illinois 60606

Attention: Paula Maggio

Facsimile: 312-658-5799

with copies thereof to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, Illinois 60603

Attention: Bruce A. Bonjour

Facsimile: 312-324-9650

To Seller:

c/o Blackstone Real Estate Advisors VI L.P.

345 Park Avenue

New York, NY 10154

Attention: William J. Stein and Judy Turchin

Facsimile: (212) 583-5726

with copies thereof to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Sasan Mehrara, Esq.

Facsimile: (212) 455-2502

All notices (A) shall be deemed to have been given on the date that the same shall have been received in accordance with the provisions of this Section and (B) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior written notice thereof to the other parties.

7.15 Defined Terms. (a) Capitalized terms which are used but not defined in this Agreement shall have the meanings assigned to such terms in the Partnership Agreement.

(b) For purposes of this Agreement, the following terms shall have the meanings set forth adjacent thereto:

(i) “Additional Insolvency Opinion” shall have the meaning assigned thereto in the Mortgage Loan Agreement and Mezzanine Loan Agreements, as applicable.

(ii) “Approved Rating Agencies” shall have the meaning assigned thereto in the Mortgage Loan Agreement and Mezzanine Loan Agreements, as applicable

(iii) “Guaranty” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(iv) “Hotel” means the hotel commonly known as the Hotel del Coronado located at 1500 Orange Avenue, Coronado, California 92118.

(v) “Lease” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(vi) “Loan Documents” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(vii) “Management Agreement” means that certain Management Agreement, dated as of August 1, 2013, between KSL HdC 2012 Management II, LLC, as Manager and Hotel Del Coronado, LP, as Owner.

(viii) “Mezzanine A Guaranty” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(ix) “Mezzanine A Lender” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(x) “Mezzanine A Loan” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xi) “Mezzanine A Loan Agreement” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xii) “Mezzanine A Loan Documents” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xiii) “Mezzanine B Guaranty” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xiv) “Mezzanine B Lender” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xv) “Mezzanine B Loan” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xvi) “Mezzanine B Loan Agreement” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xvii) “Mezzanine B Loan Documents” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

(xviii) “Mezzanine Lenders” shall mean, collectively, the Mezzanine A Lender and Mezzanine B Lender.

(xix) “Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement and Mezzanine B Loan Agreement.

(xx) “Mortgage Borrower” shall mean BSK Del Partners, LLC, a Delaware limited liability company.

(xxi) “Mortgage Lender” shall mean, collectively, JPMorgan Chase Bank, National Association and German American Capital Corporation.

(xxii) “Mortgage Loan” the loan made by Mortgage Lender to Mortgage Borrower in accordance with the Mortgage Loan Agreement.

(xxiii) “Mortgage Loan Agreement” shall mean that certain Loan Agreement, dated as of March 8, 2013, between Mortgage Borrower, as borrower and Mortgage Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

7.16 Release of Seller; Indemnity.

(a) Release. Upon the Closing Date, Purchaser shall, on behalf of itself and each of its predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, stockholders, partners, managers, members, employees and agents and each and all of their respective Affiliates and subsidiaries (collectively, the “Purchaser Related Parties”) release and forever discharge Seller and its respective predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, stockholders, partners, managers, members, employees and agents and each and all of their respective Affiliates and subsidiaries (collectively, the “Seller Related Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, (whether compensatory, punitive, statutory, interest, costs, attorneys’ fees or otherwise), judgments, executions, claims, counterclaims, demands, and other forms of liability howsoever denominated, whether at law or in equity, whether based on contract, tort, statute or otherwise (collectively, the “Released Claims”), which each and all of the Purchaser Related Parties now owns or holds, has at any time heretofore owned or held or may hereafter own or hold against any one or more of the Seller Related Parties as a result of, arising out of or relating in any way to the Partnership Agreement, the Partnership, any Subsidiary, any Loan Document or Mortgage or the Property and any other lease, license, agreement, arrangement or understanding (whether written or otherwise) in any way related to or arising out of the foregoing. Notwithstanding the foregoing, the term “Released Claims” shall not include any claims arising out of obligations under this Agreement. The release described this Section 7.16(a) shall be self-operative upon the Closing and shall not require the execution of any additional instrument. The provisions of this Section 7.16(a) shall survive the Closing, but not the termination of this Agreement.

(b) Indemnity. Notwithstanding anything in this Agreement or the Partnership Agreement to the contrary or the sale of the Interests and the Interest-Related Rights to Purchaser, from and after the Closing, Seller shall continue to be entitled to all of the rights and benefits of Section 6.3 of the Partnership Agreement.

7.17 Survival. The representations, warranties and covenants which expressly survive the Closing contained in this Agreement shall survive the Closing (and none shall merge into any instrument of conveyance) until the first anniversary of the Closing Date (the “Survival Period”). Notwithstanding the foregoing, Purchaser shall only be entitled to recover damages actually incurred by Purchaser arising out of a breach by Sellers of the representations and warranties of Sellers contained in this Agreement or covenants of Sellers under this Agreement which expressly survive the Closing (i) if such damages, in the aggregate, exceed an amount equal to $200,000.00 (the “Basket”), and in such event, Sellers shall only be responsible for the amount in excess of the Basket and (ii) in no event shall Sellers’ liability under this Agreement in any event exceed $7,000,000.00 in the aggregate. During the first six (6) months of the Survival Period, Sellers (individually or collectively) shall hold reserves and not make cash distributions to their partners or members that would result in Sellers (individually or collectively) retaining less than $3,000,000. If, prior to the Closing, Purchaser obtains or has actual knowledge of any inaccuracy or breach of any representation or warranty of Sellers contained in this Agreement (a “Purchaser-Waived Breach”) and Purchaser nonetheless proceeds with and consummates the Closing, then Purchaser shall be deemed to have waived and forever renounced any right to assert a claim for indemnification or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Purchaser-Waived Breach. In no event shall Purchaser be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Seller.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

BRE DEL GP LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director

BRE DEL LP LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director

PURCHASER:

SHR DEL PARTNERS, LP, a Delaware limited partnership

By:	SHC del GP, LLC
Its:	General Partner

By:	/s/ Diane M. Morefield
Name:	Diane M. Morefield
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Subsidiaries of the Partnership

(See attached)

Exhibit B

Form of Assignment and Assumption of Interests

Assignment and Assumption of Interests

ASSIGNMENT AND ASSUMPTION OF INTERESTS (this “Assignment”) dated as of June     , 2014, by and between [BRE Del GP LLC / BRE Del LP LLC], a Delaware limited liability company (the “Assignor”) and [SHR Del Partners, LP, a Delaware limited partnership / SHR Del Partners GP, LLC, a Delaware limited liability company] (the “Assignee”).

Background

This Assignment is being executed and delivered pursuant to that certain Purchase and Sale Agreement dated as of May     , 2014 (the “Purchase Agreement”) by and among BRE Del GP LLC, BRE Del LP LLC, and SHR Del Partners, LP. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1. Assignment. In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to the [GP / LP] Interest.

2. Assumption. Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s duties and obligations with respect to the [GP / LP] Interest arising from and after the date of this Assignment (whether such duties and obligations arise under the relevant organizational documents of the Partnership or applicable law), all pursuant to the terms and conditions of the Purchase Agreement.

3. Withdrawal. Immediately following the assignment described in paragraph 1 of this Assignment, each Assignor shall and does hereby withdraw from the Partnership as a partner of the Partnership, and shall thereupon cease to be a partner of the Partnership, and shall thereupon cease to have or exercise any right or power as a partner of the Partnership.

4. Continuation of the Partnership. The assignment of the [GP / LP] Interest and the withdrawal of Assignor as a partner of the Partnership shall not dissolve the Partnership and the business of the Partnership shall continue.

5. Binding Effect. This Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This Assignment shall be governed and construed in accordance with the laws of the State of Delaware.

7. Execution in Counterparts. This Assignment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

BRE DEL GP LLC, a Delaware limited liability company

By:
Name:
Title:

- OR -

BRE DEL LP LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

SHR DEL PARTNERS, LP, a Delaware limited partnership

By:	SHC del GP, LLC
Its:	General Partner

By:
Name:
Title:

- OR -

SHR DEL PARTNERS GP LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule 2.1(f)

Lawsuits

1.	Clark, Candice v. Hotel del Coronado, personal injury claim (slip and fall) served on April 4, 2013, covered by Zurich North American Insurance, Claim No. 9620184379

Schedule 2.1(i)

Organizational Matters

1.	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Hotel Del Coronado, LP, dated as of January 1, 2013.

ii

Schedule 2.1(k)

Loan Amendments

1.	First Amendment to Mezzanine A Loan Agreement, dated as of March 28, 2013 between Mezzanine A Lender and BSK Mezz 1, LLC, a Delaware limited liability company.